UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Dear Stockholders:

This letter addresses the proxy paper published by Glass Lewis on April 21, 2023 (the “Glass Lewis Report”) and the advisory report issued by the proxy firm Institutional Shareholder Services (“ISS”) on April 24, 2023 (the “ISS Report” and, together with the Glass Lewis Report, the “Reports”), regarding the 2023 Annual Meeting of Stockholders of Amplify Energy Corp. (“Amplify”) scheduled for May 17, 2023. In the Reports, Glass Lewis and ISS recommended an “AGAINST” vote for Deborah G. Adams, the chair of our Nominating and Governance Committee. Glass Lewis made their recommendation because our board of directors (the “Board”) is not at least 30% gender diverse, and ISS made their recommendation because of lack of racial and/or ethnic diversity on our Board.

In this supplement, we would like to highlight important facts about our Board diversity efforts and our commitment to appoint one or more gender and/or ethnically diverse Board members by the next annual meeting, such that the Glass Lewis gender diversity guidelines would be satisfied by increasing our Board’s gender diversity to above the threshold of 30%, and the ISS racial and/or ethnic diversity guidelines would be satisfied by the Board including at least one racially or ethnically diverse director.

On behalf of the Board, I encourage you to review this supplement, as well as the detailed information provided in our 2023 definitive proxy statement (the “Proxy Statement”) before you cast your vote at the Annual Meeting. We urge you to vote FOR the re-election of Ms. Adams to the Board.

Amplify’s Recent Board Diversity Efforts

At Amplify, we believe that diversity is important and enhances the effectiveness of the Board in its oversight role. In evaluating potential new members of the Board, our Board considers a range of relevant factors, including diversity of background, experience, character, race, gender, ethnicity, age, business acumen, and skills.

Since the beginning of 2022, our Board has undergone significant change as part of a conscious effort to refresh the Board and augment its composition with diverse and complementary skills and experiences to ensure that it is positioned to effectively oversee the execution of the Company’s strategy and manage its risks and opportunities.

•	Our Board is currently 29% gender diverse, with two female directors and seven total directors.

•	The Company added one gender diverse Board member in 2021, and added Ms. Adams, an additional gender diverse Board member, in 2022.

•	Ms. Adams assumed the role of Chair of the Nominating and Governance Committee on April 5, 2023, a mere two days before the Company filed the Proxy Statement on April 7, 2023, and sixteen days prior to Glass Lewis issuing its recommendations and nineteen days prior to ISS issuing its recommendations.

•	Ms. Adams brings unique and valuable expertise to the Company with over 35 years of energy industry experience and leadership with particular focus on health, safety, and sustainability, project management, procurement, and transportation. For example, Ms. Adams currently serves on the board of directors of MRC Global where she is a member of the ESG & Enterprise Risk Committee, and Ms. Adams serves on the board of directors of EnLink Midstream where she chairs the Sustainability Committee. The Board believes this expertise and experience, and Ms. Adams’ extensive leadership experience in the midstream and downstream businesses, brings significant value to the Board.

Amplify’s Commitment to Increase Board Diversity

We believe that with more time in her role as Chair of the Nominating and Governance Committee, Ms. Adams will continue to advance our Board’s efforts to augment its composition with diverse and complementary skills and experiences. Further, our Board has committed to appoint one or more gender and/or ethnically diverse Board members by the next annual meeting, such that the Glass Lewis gender diversity guidelines would be satisfied by increasing our Board’s gender diversity to above the threshold of 30%, and the ISS racial and/or ethnic diversity guidelines would be satisfied by the Board including at least one racially or ethnically diverse director.

We further believe that voting against a gender diverse Board member is counterproductive to the Company’s effort to refresh the Board and promote Board diversity. If Ms. Adams is not elected, our Board diversity will decrease to 16.7% (one of six total directors) until we are able to appoint another diverse director.

The Board reiterates its unanimous recommendation that shareholders vote FOR each director nominee, including Deborah G. Adams.

Sincerely,

/s/ Martyn Willsher
Martyn Willsher
President and Chief Executive Officer